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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Patterson-UTI Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

May 1, 2007

Dear Stockholder:

We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 7, 2007, at 10:00 a.m., local time, at the corporate offices of Patterson-UTI Energy, Inc., 4510 Lamesa Highway, Snyder, Texas 79549.

At the annual meeting, stockholders will vote to elect directors to the Board of Directors of Patterson-UTI Energy, Inc. and to ratify the appointment of the Company’s independent registered public accounting firm. Please take the time to carefully read the proposals described in the attached proxy statement.

Thank you for your support.

Sincerely,

Mark S. Siegel	Cloyce A. Talbott
Chairman of the Board	President and Chief Executive Officer

This proxy statement and the accompanying proxy card are being mailed to Patterson-UTI Energy, Inc. stockholders
beginning on or about May 1, 2007.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING OF STOCKHOLDERS
SHARES OUTSTANDING AND VOTING RIGHTS
PROPOSAL NO. 1
Meetings and Committees of the Board of Directors
Communication with the Board and Its Independent Members
Corporate Governance Documents Available on Patterson-UTI’s Website
PROPOSAL NO. 2
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Overview
Elements of Compensation
Share Ownership Guidelines
Change in Control Agreements
Section 162(m) Considerations
COMPENSATION COMMITTEE REPORT
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
DIRECTOR COMPENSATION
Director Compensation Table
CHANGE IN CONTROL ARRANGEMENTS; EMPLOYMENT CONTRACTS; INDEMNIFICATION AGREEMENTS; CERTAIN PAYMENTS
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AUDIT COMMITTEE REPORT
OTHER MATTERS

PATTERSON-UTI ENERGY, INC.
P. O. Box 1416
Snyder, Texas 79550

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

The 2007 annual meeting of the stockholders of Patterson-UTI Energy, Inc. (“Patterson-UTI”), a Delaware corporation, will be held Thursday, June 7, 2007, at 10:00 a.m., local time, at the corporate offices of Patterson-UTI Energy, Inc., 4510 Lamesa Highway, Snyder, Texas 79549 (the “Meeting”). At the Meeting, the stockholders will be asked to:

•	elect seven directors to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;

•	ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2007; and

•	take action upon any other matters which may properly come before the Meeting.

Stockholders of record at the close of business on April 10, 2007, are entitled to vote at the Meeting and any adjournment thereof.

It is important that your shares be represented at the Meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage paid envelope or vote by following the Internet or telephone instructions included on the proxy card.

By order of the Board of Directors

William L. Moll, Jr.
General Counsel and Secretary

May 1, 2007

PATTERSON-UTI ENERGY, INC.
P. O. Box 1416
Snyder, Texas 79550

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2007

The Board of Directors of Patterson-UTI Energy, Inc. (“Patterson-UTI”), a Delaware corporation, prepared this proxy statement for the purpose of soliciting proxies for Patterson-UTI’s 2007 annual meeting of stockholders (the “Meeting”) to be held Thursday, June 7, 2007, at 10:00 a.m., local time, at the corporate offices of Patterson-UTI Energy, Inc., 4510 Lamesa Highway, Snyder, Texas 79549, and at any adjournment thereof. This proxy statement and the accompanying proxy are being mailed to stockholders on or about May 1, 2007.

The Board of Directors is making this solicitation by mail. In addition to the solicitation of proxies by mail, Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may solicit proxies by telephone, electronic means and personal interview. Patterson-UTI does not intend to retain a proxy solicitation firm to assist in the solicitation of proxies of stockholders whose shares are held in street name by brokers, banks and other institutions, but may do so if circumstances warrant. Patterson-UTI will pay all costs associated with this solicitation.

Properly submitted proxies received either by mail, Internet, telephone or in person, in time for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:

•	“FOR” the election of all of the nominees to the Board of Directors;

•	“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2007; and

•	“FOR” or “AGAINST” any other proposals which may be submitted at the Meeting at the discretion of the persons named in the proxy.

You may revoke your proxy at any time before the proxy is voted by either:

•	submitting a new proxy with a later date, including a proxy submitted by the Internet or by telephone;

•	notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or

•	attending the Meeting and voting in person.

SHARES OUTSTANDING AND VOTING RIGHTS

Only stockholders of record of Patterson-UTI’s common stock, $.01 par value per share (the “Common Stock”), at the close of business on April 10, 2007 are entitled to notice of and to vote at the Meeting or any adjournment thereof. At the close of business on April 10, 2007, there were 156,718,214 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 10, 2007 will be entitled to one vote per share on all matters to come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 4510 Lamesa Highway, Snyder, Texas 79549, from May 21, 2007 through June 6, 2007 and at the Meeting for inspection by any stockholder for any purpose regarding the Meeting.

A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 10, 2007 will constitute a quorum. The shares held by each stockholder who signs and returns the enclosed form of proxy or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Patterson-UTI’s bylaws provide that the number of members of the Board of Directors of Patterson-UTI shall be fixed either by amendment to the bylaws or by resolution of the Board of Directors. Directors are elected to serve until the next annual meeting of stockholders or until their successors are elected and qualified. Patterson-UTI’s bylaws provide that the affirmative vote of a plurality of the votes cast at the meeting at which a quorum is present is required for the election of directors. Shares as to which a stockholder withholds authority to vote on the election of directors and shares as to which a broker indicates that it does not have discretionary authority to vote on the election of directors will not be counted as voting thereon and will not affect the election of the nominees receiving a plurality of the votes cast.

The enclosed form of proxy provides a means for you to either:

•	vote “FOR” the election of the nominees to the Board of Directors listed below,

•	withhold authority to vote for one or more of the nominees, or

•	withhold authority to vote for all of the nominees.

The Board of Directors recommends that you vote “FOR” all of the nominees.  Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected.

There are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the members of Patterson-UTI’s Board of Directors. Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors, except for Robert C. Gist and Nadine C. Smith. Mr. Gist and Ms. Smith have indicated their desire to retire effective at the Meeting and to not stand for re-election.

Name	Age	Position

Mark S. Siegel	56	Chairman of the Board and Director
Cloyce A. Talbott	71	President, Chief Executive Officer and Director
Kenneth N. Berns	47	Senior Vice President and Director
Charles O. Buckner	62	Director
Robert C. Gist	66	Director (not a nominee)
Curtis W. Huff	49	Director
Terry H. Hunt	58	Director
Kenneth R. Peak	61	Director
Nadine C. Smith	49	Director (not a nominee)

Mark S. Siegel — Mr. Siegel has served as Chairman of the Board and as a director of Patterson-UTI since May 2001. Mr. Siegel served as Chairman of the Board and as a director of UTI Energy Corp. (“UTI”) from 1995 to May 2001, when UTI merged with and into Patterson-UTI. Mr. Siegel has been President of REMY Investors & Consultants, Incorporated (“REMY Investors”) since 1993. From 1992 to 1993, Mr. Siegel was President, Music Division, Blockbuster Entertainment Corp. From 1988 through 1992, Mr. Siegel was an Executive Vice President of Shamrock Holdings, Inc., a private investment company, and Managing Director of Shamrock Capital Advisors,

Incorporated. Mr. Siegel holds a Bachelor of Arts degree from Colgate University and a J.D. from the University of California, Berkeley (Boalt Hall) School of Law.

Cloyce A. Talbott — Mr. Talbott has served as a director of Patterson-UTI since its incorporation in 1978, as its Chief Executive Officer since 1983 and as its President since May 2006. Mr. Talbott co-founded Patterson-UTI, served as Vice President from 1978 to 1983, and served as Chairman of the Board from 1983 to May 2001. Mr. Talbott holds a Bachelor of Science degree in petroleum engineering from Texas Tech University.

Kenneth N. Berns — Mr. Berns has served as Senior Vice President of Patterson-UTI since April 2003 and as a director of Patterson-UTI since May 2001. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelors Degree in Business Administration from San Diego State University and a Masters Degree in Taxation from Golden Gate University.

Charles O. Buckner — Mr. Buckner has served as a director of Patterson-UTI since February 2007. Mr. Buckner, a private investor, retired from the public accounting firm of Ernst & Young LLP in 2002 after 35 years of service in a variety of client service and administrative roles, including chairmanship of Ernst & Young’s United States energy practice. He presently serves as a director of Horizon Offshore, Incorporated, a marine construction services company for the offshore oil and gas industry. Mr. Buckner is a CPA and holds a Bachelor of Business Administration from the University of Texas and a Masters of Business Administration from the University of Houston.

Robert C. Gist — Mr. Gist has served as a director of Patterson-UTI since 1985. He was general legal counsel and advisor to Patterson-UTI from 1987 to May 2001. Mr. Gist holds a Bachelor of Science degree in economics and a J.D. from Southern Methodist University. He has been self-employed as an attorney for more than five years and has over 20 years experience in the oil and gas industry.

Curtis W. Huff — Mr. Huff has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1997 to May 2001. Mr. Huff is the President and Chief Executive Officer of Freebird Investments LLC, a private investment company, and has served in that capacity since October 2002. Mr. Huff is also a Managing Director of Intervale Capital, an oilfield service private equity firm that Mr. Huff co-founded in 2006. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., an oilfield services company. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Prior to that time, Mr. Huff was a partner with the law firm of Fulbright & Jaworski L.L.P. and held that position for more than five years. Mr. Huff holds a Bachelor of Arts degree and Juris Doctorate from the University of New Mexico and a Masters of Law from New York University School of Law.

Terry H. Hunt — Mr. Hunt has served as a director of Patterson-UTI since April 2003 and served as a director of UTI from 1994 to May 2001. Mr. Hunt is an energy consultant and investor. Mr. Hunt served as Senior Vice President — Strategic Planning of PPL Corporation, an international energy and utility holding company, from 1998 to 2000. Mr. Hunt served as the President and Chief Executive Officer of Penn Fuel Gas, Inc., a natural gas and propane distribution company, from 1992 to 1999. Previously, Mr. Hunt was President and Chairman of Carnegie Natural Gas Company, a gas distribution and transmission company, and of Apollo Gas Company, a natural gas distributor. Mr. Hunt holds a Bachelor of Engineering degree from the University of Saskatchewan, Canada and a Masters of Business Administration from Southern Methodist University.

Kenneth R. Peak — Mr. Peak has served as a director of Patterson-UTI since November 2000. Mr. Peak has served as Chairman and Chief Executive Officer of Contango Oil & Gas Company since September 1999. Mr. Peak entered the energy industry in 1972 as a commercial banker and has held a variety of financial and executive positions in the oil and gas industry prior to starting Contango in 1999. Mr. Peak served as an officer in the U.S. Navy from 1968 to 1971. Mr. Peak received a Bachelor of Science in physics from Ohio University in 1967 and a Masters of Business Administration from Columbia University in 1972.

Nadine C. Smith — Ms. Smith has served as a director of Patterson-UTI since May 2001 and served as a director of UTI from 1995 to May 2001. Ms. Smith is a private investor and business consultant. During the past ten years, Ms. Smith served as president of several companies, including, most recently, Final Arrangements, LLC, a company providing software and web-based internet services to the funeral industry. Prior to that time, Ms. Smith was an investment banker with NC Smith & Co. and The First Boston Corporation and a management consultant with McKinsey & Co. Ms. Smith is a director of Gran Tierra, an independent international energy company involved in oil and natural gas exploration and exploitation. Ms. Smith holds a Bachelor of Science degree in economics from Smith College and a Masters of Business Administration from Yale University.

Meetings and Committees of the Board of Directors

The Board of Directors met eleven times during the year ended December 31, 2006. Each director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and all meetings of each committee for which such director was eligible to attend. A majority of the members of the Board of Directors are independent within the meaning of the National Association of Securities Dealers’ (“NASD”) published listing standards. Specifically, the Board has determined that Messrs. Peak, Gist, Huff, Hunt, Buckner and Ms. Smith are independent within the meaning of the NASD published listing standards. In reaching this conclusion, the Board considered that Mr. Huff indirectly has an interest in, and has participated in the management of, a company which owns oilfield service companies including one that supplies parts and equipment to Patterson-UTI in the ordinary course of business consistent with customary terms in the industry. The Board has determined that these transactions are not material to Patterson-UTI, the company in which Mr. Huff has the indirect interest or Mr. Huff and that such transactions do not affect Mr. Huff’s independence under applicable rules and regulations.

The Board of Directors has established four standing committees, an Executive Committee, Audit Committee, Compensation Committee and a Nominating and Corporate Governance Committee.

The Executive Committee, which currently is composed of Messrs. Siegel, Talbott and Berns, has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

The Audit Committee members are Messrs. Huff (chairman), Buckner, Hunt and Ms. Smith, each of whom is independent within the meaning of Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and within the meaning of the NASD’s published listing standards. The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies, Patterson-UTI’s system of internal accounting, Patterson-UTI’s financial controls, and the annual independent audit of Patterson-UTI’s financial statements. The Audit Committee also oversees compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements. The Board has determined that Messrs. Huff and Buckner are “audit committee financial experts” within the meaning of applicable Securities and Exchange Commission (“SEC”) rules. The Audit Committee selects the independent registered public accounting firm to audit Patterson-UTI’s books and records and considers and acts upon accounting matters as they arise. The Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met sixteen times during the year ended December 31, 2006.

The Compensation Committee members are Mr. Peak (chairman) and Ms. Smith, each of whom is independent as defined in the NASD’s published listing standards. Among other things, the Compensation Committee administers the incentive compensation plans, including stock option plans of Patterson-UTI and determines the annual compensation of the executive officers and directors of Patterson-UTI. The Board of Directors has adopted a written charter for the Compensation Committee. The Compensation Committee held three meetings during the year ended December 31, 2006. Please see “Compensation, Discussion and Analysis” beginning on page 7 of this proxy statement and “Compensation Committee Report” on page 10 of this proxy statement for further information about the Compensation Committee.

The Nominating and Corporate Governance Committee members are Messrs. Hunt (chairman) and Huff, each of whom is independent as defined in the NASD’s published listing standards. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, to recommend for selection by the Board director nominees for the next annual meeting of stockholders, to review Patterson-UTI’s Code of Business Conduct, to develop and continually make recommendations with respect to the best corporate governance principles and to oversee the evaluation of the Board and management. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2006.

All of the director nominees are existing directors of Patterson-UTI standing for re-election to the Board of Directors except for Mr. Buckner who is standing for election for the first time. The Board of Directors determined during 2006 that the addition of a new director was beneficial to Patterson-UTI. Mr. Buckner was initially recommended as a director nominee to the Nominating and Governance Committee by management of Patterson-UTI. Mr. Buckner is a retired partner of a national accounting firm and has extensive experience in public accounting and the oil and gas industry. Based on his qualifications and following the recommendation of the Nominating and Governance Committee, the Board appointed Mr. Buckner as a director in February 2007.

On behalf of the Board, the Nominating and Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. In accordance with Patterson-UTI’s bylaws, in addition to any other applicable requirements, any person recommending a nominee for Patterson-UTI’s Board must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such nomination in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2008 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 8, 2008 and not later than March 9, 2008; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 7, 2008, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	as to each person whom the stockholder proposes to nominate for election or re-election as director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act, or any successor regulation thereto,

•	the name and record address of the stockholder proposing such nomination,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination or nominations are to be made by such stockholder, and

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in the notice.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems necessary, to identify and evaluate nominees for director, including nominees recommended by stockholders.

Communication with the Board and Its Independent Members

Persons may communicate with the Board, or directly with its Chairman, Mr. Siegel, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., P.O. Box 1416, Snyder, Texas 79550. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., P.O. Box 1416, Snyder, Texas 79550.

Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. Two directors attended the 2006 annual meeting of stockholders.

Corporate Governance Documents Available on Patterson-UTI’s Website

Copies of each of the following documents are available on the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:

•	Audit Committee Charter;

•	Compensation Committee Charter;

•	Nominating and Corporate Governance Committee Charter;

•	Code of Business Conduct for its employees, officers and directors; and

•	Code of Business Conduct and Ethics for Senior Financial Executives.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements of Patterson-UTI for the fiscal year ending December 31, 2007, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to the firm’s professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in Patterson-UTI’s best interests and in the best interests of Patterson-UTI’s stockholders.

It is expected that one or more representatives of PricewaterhouseCoopers LLP will be present at the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representatives will be available to respond to appropriate questions from the stockholders.

The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm.  Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy, and entitled to vote at the Meeting. Unless you give contrary instructions in your proxy, your proxy will be voted “FOR” such ratification. Abstentions will be counted as shares entitled to vote on the proposal and will have the same effect as a vote “AGAINST” the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a share entitled to vote on the proposal. This will have the effect of reducing the absolute number of shares necessary to approve the proposal.

EXECUTIVE OFFICERS

Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer of Patterson-UTI who is not also a member of the Board of Directors.

Name	Age	Position

Douglas J. Wall	54	Chief Operating Officer
John E. Vollmer III	51	Senior Vice President — Corporate Development, Chief Financial Officer and Treasurer
William L. Moll, Jr.	40	General Counsel and Secretary

Douglas J. Wall — Mr. Wall has served as Chief Operating Officer of Patterson-UTI since April 2007. From 2005 to April 2007, Mr. Wall served as Group President, Completion and Production of Baker Hughes Incorporated, an oilfield service company. In that capacity, Mr. Wall was responsible for the combined activities of Baker Oil Tools, Baker Petrolite, Centrilift and ProductionQuest divisions. From 2003 to 2005 he served as President of Baker Oil Tools, a division of Baker Hughes, and from 1997 to 2003 he served as President of Hughes Christensen Company, a division of Baker Hughes. Mr. Wall holds a Bachelor Degree in Economics from the University of Calgary and a Masters of Business Administration in Finance and Marketing from the University of Alberta.

John E. Vollmer III — Mr. Vollmer has served as Chief Financial Officer and Treasurer of Patterson-UTI since November 2005 and Senior Vice President — Corporate Development of Patterson-UTI since May 2001. Mr. Vollmer also served as Secretary of Patterson-UTI from November 2005 to February 2007. Mr. Vollmer served as Senior Vice President, Chief Financial Officer, Secretary and Treasurer of UTI from 1998 to May 2001. From 1992 until 1997, Mr. Vollmer served in a variety of capacities at Blockbuster Entertainment, including Senior Vice President — Finance and Chief Financial Officer of Blockbuster Entertainment’s Music Division. Mr. Vollmer holds a Bachelor of Arts in Accounting from Michigan State University.

William L. Moll, Jr.  — Mr. Moll has served as General Counsel and Secretary of Patterson-UTI since February 2007. From July 2006 to February 2007, Mr. Moll served as Vice President and Counsel of Stewart & Stevenson LLC, an oilfield equipment manufacturing company. From January 1996 to July 2006, Mr. Moll served in a variety of capacities in the legal department of Stewart & Stevenson Services, Inc., an equipment manufacturing company, including Deputy General Counsel from March 2005 to July 2006 and Managing Attorney from September 2001 to March 2005. From September 1991 to January 1996, Mr. Moll was an associate with the law firm of Andrews & Kurth LLP. Mr. Moll holds Bachelor of Business Administration in Accounting from the University of Texas and a J.D. from the University of Houston Law Center.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Compensation Committee

The Compensation Committee (the “Committee”) sets and administers the policies that govern the compensation of executive officers and directors of Patterson-UTI. As part of its duties, the Committee determines the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing elsewhere in this proxy statement (the “Named Executive Officers”) and grants all awards of restricted stock and stock options under Patterson-UTI’s long-term incentive plan.

The Committee currently consists of Mr. Peak (chairman) and Ms. Smith, each of whom is an independent director as defined by the NASD published listing standards.

Compensation Objectives

The Committee’s objectives are to provide to the Named Executive Officers competitive compensation packages that will permit Patterson-UTI to attract and retain highly qualified individuals and to motivate and reward the Named Executive Officers for performance that benefits Patterson-UTI and its stockholders.

Role of Management and Compensation Consultant

All compensation decisions with respect to the Named Executive Officers of Patterson-UTI are made solely by the Committee. The Committee is permitted under its charter to delegate any of its powers to a subcommittee of the Committee. In performing its duties, the Committee considers input from senior management on individual performance and compensation matters.

In determining compensation for the Named Executive Officers for 2006, the Committee considered a variety of information, including (i) compensation for executive officers at similarly situated oilfield service companies, (ii) historical and projected financial and operational results at Patterson-UTI, including margins achieved, rig activations, net income and earnings before interest, taxes, depreciation and amortization (“EBITDA”) and return on equity and capital, (iii) historical stock performance, (iv) operational and strategic objectives of Patterson-UTI and (v) individual performance.

In recent years, the Committee has engaged an independent compensation consultant who reports directly to the Committee. In 2006 the Committee retained Frederic W. Cook & Co., Inc. (“Cook”) to evaluate and make recommendations to the Committee regarding Patterson-UTI’s executive compensation philosophy and practices. Cook reviewed the executive salaries, non-equity incentive compensation and long-term incentives for competitiveness with similarly situated companies. Cook was provided a proposed representative peer group within the oilfield services industry based on various criteria and was provided information as to the responsibilities of the members of Patterson-UTI’s executive team in relationship to its peers. Cook also reviewed Patterson-UTI’s valuation analysis of stock options against its peers for purposes of valuing compensation under Patterson-UTI’s incentive plans. Cook was asked to provide its advice as to Patterson-UTI’s incentive plans and the Committee’s proposed compensation of the Named Executive Officers and the reasonableness of that compensation.

For 2006, the Committee reviewed compensation data from the following companies: BJ Services Company, Cameron International Corporation, Diamond Offshore Drilling Inc., Ensco International Inc., FMC Technologies Inc., Globalsantafe Corp., Grant Prideco Inc., Helmerich & Payne Inc., Nabors Industries Ltd., National Oilwell Varco Inc., Noble Corp., Rowan Companies Inc., Smith International Inc. and Weatherford International Ltd.

Elements of Compensation

Patterson-UTI’s compensation program for its Named Executive Officers includes three primary elements: (1) base salary, (2) non-equity incentive compensation in the form of cash bonuses and (3) long-term incentive opportunities in the form of restricted stock and stock options. Below is a summary of each element of compensation. The general intent of the base salary for the Named Executive Officers was for that compensation to be around the 50th percentile of the peer group and for incentive and equity based compensation to be above the 75th percentile. These objectives were established based on Patterson-UTI’s historical top tier performance on returns on assets and equity and long-term share value creation against peers.

Base Salary

Historically, the Committee has emphasized performance-based compensation in the form of non-equity and equity incentive compensation and has minimized salary adjustments. From 2004 through 2006 there were no increases to the base salaries of the Named Executive Officers. In February 2007, the base salary of Mr. Berns was increased to $265,000.

Although adjustments to the base salaries of the Named Executive Officers have been minimized in recent years, the base salaries of Named Executive Officers are reviewed and determined annually by the Committee based on (i) subjective evaluations of the officer’s functional position and specific performance, (ii) assessment of the relative importance of each position at Patterson-UTI, (iii) a comparison to salary ranges for executives of other companies in the oilfield service industry with market, financial and operational characteristics similar to those of Patterson-UTI, (iv) Patterson-UTI’s financial results and position and (v) Patterson-UTI’s performance compared to similar companies.

Non-Equity Incentive Compensation

The Named Executive Officers have historically received non-equity incentive compensation in the form of annual cash bonuses designed to put a meaningful portion of total compensation at risk. In recent years, non-equity incentive compensation for the Named Executive Officers has been tied to a bonus pool based upon Patterson-UTI’s EBITDA. For target bonus purposes, the bonus pool would then be allocated among the Named Executive Officers of Patterson-UTI pursuant to a pre-determined sharing percentage that reflected a team-based philosophy as well as the organizational structure of the top management team. The total bonus and target allocation is subject to modification by the Committee at its discretion. EBITDA has been chosen as the performance measure for the annual cash bonus because Patterson-UTI believes it is an important measure of current year financial performance.

In 2006, the target bonus pool for the Named Executive Officers, subject to a minimum threshold, was two-thirds of one percent of Patterson-UTI’s EBITDA adjusted within the discretion of the Committee. The target allocation of the bonus pool for each Named Executive Officer was as follows: one-third to Cloyce A. Talbott, one-third to Mark S. Siegel, one-sixth to John E. Vollmer III and one-sixth to Kenneth N. Berns.

The aggregate bonus pool paid to the Named Executive Officers for 2006 was $8,250,000, and the amount of individual cash bonuses paid to each Named Executive Officer is included in the “Summary Compensation Table” on page 11 of this proxy statement. Consistent with Patterson-UTI’s emphasis on performance-based compensation, non-equity incentive compensation for 2006 represented more than 80% of each Named Executive Officer’s total cash compensation from Patterson-UTI for the year.

Long-Term Incentive Compensation

Long-term incentive compensation for the Named Executive Officers consists of both awards of shares of restricted stock and options to purchase Common Stock, each of which typically vest over three or four years. Awards of such equity-based compensation reflect the Committee’s desire to provide the Named Executive Officers with additional incentives by increasing their proprietary interest in the success of Patterson-UTI. The Committee believes that there should be an emphasis on equity-based compensation in order to provide incentives and rewards that are closely aligned with stockholders. The Committee reviews equity-based compensation of the Named Executive Officers on an annual basis.

Patterson-UTI’s equity-based compensation has historically been given significant weight, along with non-equity incentive compensation, in the overall compensation package of the Named Executive Officers. The allocation of equity-based compensation among the Named Executive Officers is made by the Committee based on various factors, including the executive’s position and contribution to the overall goals and objectives of Patterson-UTI. The allocation and mix of equity-based compensation between restricted stock and options in 2006 followed this approach, with an emphasis on option-based compensation over restricted stock in order to ensure that the greatest awards would only be earned for increases in Patterson-UTI’s equity value.

The Committee’s practice has generally been to grant stock options and/or restricted stock to Named Executive Officers at a meeting following the conclusion of Patterson-UTI’s first or second quarter. Such meetings are typically held prior to regular quarterly Board meetings and Patterson-UTI’s public release of quarterly earnings information. Options have been granted at an exercise price equal to the closing price of Patterson-UTI’s stock on the date of grant.

Retirement Plans

Patterson-UTI offers a 401(k) plan to its employees, including its Named Executive Officers. In 2007, participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. Patterson-UTI makes matching contributions up to four percent of each participant’s eligible base salary. The Named Executive Officers of Patterson-UTI are eligible to participate in the 401(k) plan on the same basis as other employees. Patterson-UTI does not have any other retirement plan.

Perquisites and Personal Benefits

Patterson-UTI provides limited perquisites to its Named Executive Officers. Mr. Talbott is given limited use of Patterson-UTI’s airplane for his personal travel. The incremental cost to Patterson-UTI of Mr. Talbott’s personal use of the airplane is included as “All Other Compensation” to him in the Summary Compensation Table on page 11 of this proxy statement. The lack of commercial airline service in Snyder, Texas is a substantial factor in the decision to provide this benefit to Mr. Talbott. Mr. Talbott is also provided with certain other limited perquisites, including occasional personal use of Patterson-UTI’s suite at a sporting venue, the use of a Company automobile and membership dues at a country club, each of which is included in “All Other Compensation” to him in the Summary Compensation Table on page 11 of this proxy statement.

Share Ownership Guidelines

The Committee in 2004, with the approval of the Board, enacted share ownership guidelines applicable to all executive officers and directors of Patterson-UTI. Under this policy and subject to a four-year phase-in, each of Patterson-UTI’s Chairman, Chief Executive Officer and President is required to hold shares of Common Stock having a value equal to at least five times the officer’s base salary and each of Patterson-UTI’s other executive officers is required to hold shares of Common Stock having a value equal to at least three times the officer’s base salary. The Committee also imposed share ownership guidelines for directors. Under those guidelines, subject to a four-year phase-in, each director of Patterson-UTI is required to hold shares of Common Stock having a value equal to at least four times the cash compensation provided to the director. Each of the Named Executive Officers is in compliance with the share ownership guidelines as of the date of this proxy statement.

Change in Control Agreements

Patterson-UTI has entered into change in control agreements with its Named Executive Officers as further described in this proxy statement under the heading “Change in Control Arrangements; Employment Contracts; Indemnification Agreements.” Further, Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer confirming and evidencing the existing agreements between Patterson-UTI and each of them pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI pursuant to the agreement evidenced in these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Section 162(m) Considerations

In considering compensation decisions for the executive management of Patterson-UTI, the Committee routinely considers the potential effect of section 162(m) of the Internal Revenue Code. Section 162(m) imposes a limitation on corporate tax deductions for non-performance based compensation to certain officers that exceeds $1 million that can be taken by a publicly held corporation for compensation paid to certain of its executive officers. The Committee believes that tax deduction limitations should not compromise Patterson-UTI’s ability to establish and maintain appropriate executive compensation programs and reserves the right to award non-deductible compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Kenneth R. Peak, Chairman
Nadine C. Smith

The following table sets forth information concerning compensation for 2006 with respect to the Principal Executive Officer, the Principal Financial Officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

					Non-equity
			Stock	Option	Incentive plan	All Other
		Salary	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position(s)	Year	($)	($)(1)	($)(2)	($)(3)	($)		($)

Cloyce A. Talbott	2006	$450,000	$597,918	$1,398,886	$2,750,000	$86,672	(4)	$5,271,705
President & Chief Executive Officer
John E. Vollmer III	2006	$275,000	$298,959	$759,341	$1,375,000	$6,641	(5)	$2,714,941
Senior Vice President — Corporate Development, Chief Financial Officer & Treasurer
Mark S. Siegel	2006	$350,000	$597,918	$1,398,886	$2,750,000	$—		$5,096,804
Chairman of the Board
Kenneth N. Berns	2006	$215,000	$298,959	$699,443	$1,375,000	$—		$2,588,402
Senior Vice President
A. Glenn Patterson(6)	2006	$318,917	$494,621	$1,101,142	$—	$6,700	(5)	$1,921,380
Former President and Chief Operating Officer

(1)	Amounts set forth represent the dollar amount of compensation expense recognized for financial statement reporting purposes in 2006 in accordance with Statement of Financial Accounting Standards No. 123(R)(FAS 123R) with respect to restricted stock held by the Named Executive Officer. For additional information related to the assumptions used and valuation of restricted stock, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	Amounts set forth represent the dollar amount of compensation expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R with respect to stock options held by the Named Executive Officer. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	Represents annual bonuses earned for the year ended December 31, 2006. The bonus plan for Named Executive Officers in 2006 provided for a bonus pool based on earnings before interest, taxes, depreciation and amortization (EBITDA) subject to a minimum EBITDA of $400 million. The bonus pool was allocated among the Named Executive Officers based on a pre-determined sharing percentage. The total amount paid out pursuant to the executive bonus pool for 2006 at the direction of the Compensation Committee was $8.25 million.

(4)	With respect to Mr. Talbott, includes personal use of Patterson-UTI’s airplane in the amount of $67,056 which is the incremental cost to Patterson-UTI based on the number of hours of personal use by Mr. Talbott. Other perquisites included in this column consist of the personal use of Patterson-UTI’s suite at a sporting venue, the use of a Company automobile and membership dues at a country club. Includes $6,090 in contributions to a 401(k) plan by Patterson-UTI on Mr. Talbott’s behalf.

(5)	Amounts set forth reflect contributions to a 401(k) plan by Patterson-UTI on behalf of the Named Executive Officer.

(6)	Through May 3, 2006, A. Glenn Patterson was Patterson-UTI’s President and Chief Operating Officer. Mr. Patterson resigned as an officer of Patterson-UTI on May 3, 2006 and Patterson-UTI entered into an employment agreement with him whereby he continues to be employed as an advisor to Patterson-UTI through May 2011.

The following table sets forth information regarding grants of plan-based awards during 2006 to the Named Executive Officers listed in the Summary Compensation Table:

Grants of Plan-Based Awards

						All Other
					All Other	Option Awards:
					Stock Awards:	Number of	Exercise or	Grant Date
					Number of	Securities	Base Price	Fair Value of
		Estimated Possible Payouts under Non-equity Incentive Plan Awards(1)			Shares of	Underlying	of Option	Stock and
	Grant	Threshold	Target	Maximum	Stock or Units	Options	Awards	Option Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)(4)

Cloyce A. Talbott	8/1/06	$888,889	$2,764,967	—	—	—	—	—
	8/1/06	—	—	—	30,000	—	$28.16	$844,800
	8/1/06	—	—	—	—	250,000	$28.16	$2,144,928
John E. Vollmer III	8/1/06	$444,444	$1,382,484	—	—	—	—	—
	8/1/06	—	—	—	15,000	—	$28.16	$422,400
	8/1/06	—	—	—	—	125,000	$28.16	$1,072,464
Mark S. Siegel	8/1/06	$888,889	$2,764,967	—	—	—	—	—
	8/1/06	—	—	—	30,000	—	$28.16	$844,800
	8/1/06	—	—	—	—	250,000	$28.16	$2,144,928
Kenneth N. Berns	8/1/06	$444,444	$1,382,484	—	—	—	—	—
	8/1/06	—	—	—	15,000	—	$28.16	$422,400
	8/1/06	—	—	—	—	125,000	$28.16	$1,072,464

(1)	For the year ended December 31, 2006, the bonus plan for Named Executive Officers provided for a bonus pool based on earnings before interest, taxes, depreciation and amortization (EBITDA) subject to a minimum EBITDA of $400 million. The bonus pool was allocated among the Named Executive Officers based on a pre-determined sharing percentage. The threshold amount presented in this table is calculated for each Named Executive Officer based on an assumed EBITDA of $400 million and the allocation formula applied to the bonus pool for distribution among the Named Executive Officers, although the bonus plan for Named Executive Officers provides for no payment if the minimum EBITDA of $400 million is not satisfied. The target amount is calculated based on Patterson-UTI’s actual EBITDA for 2006 and the allocation formula applied to the bonus pool for distribution among the Named Executive Officers. The target amounts presented in the table differ from the actual amounts earned presented in the Summary Compensation Table as a result of a discretionary adjustment to the total bonus pool by the Compensation Committee. The cash bonuses awarded from the bonus pool are awarded under the 2005 Long-Term Incentive Plan (the “2005 Plan”), which has been designed to meet the requirements of section 162(m) of the Internal Revenue Code. Although the bonus pool for the Named Executive Officers does not have an EBITDA cap, the maximum amount that may be awarded to an individual under any cash-based performance award granted under the 2005 Plan during a 12-month period is $5,000,000.

(2)	Shares of restricted stock were awarded pursuant to the terms and conditions of the Patterson-UTI Energy, Inc. 2005 Long Term Incentive Plan. These shares vest over a four year period as follows: 50% on August 1, 2009 and 50% on August 1, 2010.

(3)	Options were granted pursuant to the terms and conditions of the Patterson-UTI Energy, Inc. 2005 Long Term Incentive Plan. Those options vest over a three year period as follows: 33.33% on August 1, 2007, and then in equal monthly installments over the twenty-four months following August 1, 2007.

(4)	The grant-date fair value of restricted stock is based on the closing price of Patterson-UTI Common Stock on the date of grant which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FAS 123R. The grant-date fair value of stock options was determined using the Black-Scholes option pricing model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FAS 123R, with assumptions that are more fully described in Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2006.

The following table sets forth information concerning outstanding equity awards at December 31, 2006 for the executive officers listed in the Summary Compensation Table:

Outstanding Equity Awards
at Fiscal Year-End

	Option Awards					Stock Awards
				Option		Number of Shares		Market Value of
				Exercise	Option	or Units of Stock		Shares or Units of
	Number of Securities Underlying Unexercised Options (#)			Price	Expiration	That Have		Stock That Have
Name	Exercisable	Unexercisable		($)	Date	Not Vested (#)		Not Vested ($)(1)

Cloyce A. Talbott	120,000	—		$7.925	7/19/11	110,000	(2)	$2,555,300
	400,000	—		$13.195	7/17/12
	380,000	—		$16.220	4/28/13
	106,667	13,333	(3)	$19.140	4/27/14
	83,333	66,667	(4)	$24.630	4/26/15
	—	250,000	(5)	$28.160	7/31/16
John E. Vollmer III	110,000	—		$8.060	10/22/11	55,000	(6)	$1,277,650
	400,000	—		$13.195	7/17/12
	190,000	—		$16.220	4/28/13
	53,333	6,667	(3)	$19.140	4/27/14
	41,667	33,333	(4)	$24.630	4/26/15
	—	125,000	(5)	$28.160	7/31/16
Mark S. Siegel	100,000	—		$7.925	7/19/11	110,000	(2)	$2,555,300
	175,900	—		$13.195	7/17/12
	380,000	—		$16.220	4/28/13
	106,667	13,333	(3)	$19.140	4/27/14
	83,333	66,667	(4)	$24.630	4/26/15
	—	250,000	(5)	$28.160	7/31/16
Kenneth N. Berns	50,000	—		$7.925	7/19/11	55,000	(6)	$1,277,650
	83,600	—		$13.195	7/17/12
	190,000	—		$16.220	4/28/13
	53,333	6,667	(3)	$19.140	4/27/14
	41,667	33,333	(4)	$24.630	4/26/15
	—	125,000	(5)	$28.160	7/31/16
A. Glenn Patterson	119,000	—		$7.925	7/19/11	80,000	(7)	$1,858,400
	255,000	—		$13.195	7/17/12
	380,000	—		$16.220	4/28/13
	106,667	13,333	(3)	$19.140	4/27/14
	83,333	66,667	(4)	$24.630	4/26/15

(1)	Based on the closing price of Patterson-UTI Common Stock on December 29, 2006 of $23.23 per share.

(2)	These shares of restricted stock vest as follows: 25,000 shares on April 28, 2007, 15,000 shares on April 27, 2008, 25,000 shares on April 28, 2008, 15,000 shares on April 27, 2009, 15,000 shares on August 1, 2009 and 15,000 shares on August 1, 2010.

(3)	These options vest in equal monthly installments of 3,333 shares per month for Messrs. Talbott, Siegel and Patterson and in equal monthly installments of 1,667 shares per month for Messrs. Vollmer and Berns. The options will be fully vested on April 28, 2007.

(4)	These options vest in equal monthly installments of 4,167 shares per month for Messrs. Talbott, Siegel and Patterson and in equal monthly installments of 2,083 shares per month for Messrs. Vollmer and Berns. The options will be fully vested on April 27, 2008.

(5)	These options vest as follows: 33.33% on August 1, 2007, and then in equal monthly installments of 6,944 shares per month for Messrs. Talbott and Siegel and in equal monthly installments of 3,472 shares per month for Messrs. Vollmer and Berns over the twenty-four months following August 1, 2007.

(6)	These shares of restricted stock vest as follows: 12,500 shares on April 28, 2007, 7,500 shares on April 27, 2008, 12,500 shares on April 28, 2008, 7,500 shares on April 27, 2009, 7,500 shares on August 1, 2009 and 7,500 shares on August 1, 2010.

(7)	These shares of restricted stock vest as follows: 25,000 shares on April 28, 2007, 15,000 shares on April 27, 2008, 25,000 shares on April 28, 2008, and 15,000 shares on April 27, 2009.

There were no options exercised or stock that vested with respect to any of the Named Executive Officers during 2006. Patterson-UTI provides no pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2006. As a result, tables with respect to options exercised and stock vested, pension benefits and nonqualified deferred compensation have not been provided.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation for 2006 with respect to non-employee directors of Patterson-UTI:

Director Compensation Table

	Fees Earned
	or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(2)	($)

Robert C. Gist	$52,000	$102,157	$91,536	$245,693
Curtis W. Huff	$76,167	$102,157	$91,536	$269,860
Terry H. Hunt	$52,000	$102,157	$91,536	$245,693
Kenneth R. Peak	$57,500	$102,157	$91,536	$251,193
Nadine C. Smith	$61,500	$102,157	$91,536	$255,193

(1)	Amounts set forth represent the dollar amount of expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R with respect to restricted stock held by the director. For additional information related to the assumptions used and valuation of restricted stock, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2006.

During 2006, each director received an award of 3,000 shares of restricted stock on January 3, 2006 which fully vested on January 3, 2007. The grant-date fair values of these awards were $35.72 per share, or an aggregate of $107,160 per director, of which $102,157 was recognized as expense during 2006. As of December 31, 2006, none of these shares had vested and all 15,000 total shares remained outstanding. Each director received an award of 3,000 shares of restricted stock on January 3, 2007 and as of the date of this proxy statement none of these shares had vested and all 15,000 total shares awarded in 2007 remained outstanding.

(2)	Amounts set forth represent the dollar amount of expense recognized for financial statement reporting purposes in 2006 in accordance with FAS 123R with respect to stock options held by the director. For additional information related to the assumptions used in connection with the valuation of stock options using the Black-Scholes option pricing model, see Note 11 to the consolidated financial statements in Patterson-UTI’s Annual Report for the year ended December 31, 2006.

Each director received an award of options to purchase 10,000 shares of Common Stock on January 3, 2006 which fully vested on January 3, 2007. The grant-date fair value of these awards were $9.23 per share, or an aggregate of $92,300 per director, of which $91,536 was recognized as expense during 2006. As of December 31, 2006, none of these options had vested and all 50,000 total options remained outstanding and unexercised. Each director received an award of options to purchase 10,000 shares of Common Stock on January 3, 2007 and as of the date of this proxy statement none of these options had vested and all 50,000 total options awarded in 2007 remained outstanding and unexercised.

Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors meetings and committee meetings. Each non-employee director receives annual cash compensation of $35,000 and (i) 3,000 shares of restricted stock subject to one-year vesting (subject to acceleration in certain limited situations, including a change of control) and (ii) an option to purchase 10,000 shares of Common Stock at an exercise price equal to the closing price of Common

Stock on the grant date. The option has a 10-year term, vests after one-year (subject to acceleration in certain limited situations, including a change of control) and contains a right to exercise for three years following cessation of the holder as a director (but not beyond the 10-year term). Each non-employee director that serves on the Audit Committee or the Compensation Committee receives additional annual cash compensation of $10,000 per committee on which he or she serves, with the chairman of each such committee receiving $15,000. Additionally, each member of the Audit Committee received cash compensation of $500 per meeting attended, beginning with the first Audit Committee meeting following the identification of the embezzlement by Patterson-UTI’s former Chief Financial Officer, Jonathan D. Nelson in 2005 and continuing until the conclusion of the Audit Committee’s investigation in 2006. The Board of Directors formed a special litigation committee in 2005 to review the allegations in certain derivative actions that the Board of Directors breached their fiduciary duty to Patterson-UTI for failing to timely discover the embezzlement by Mr. Nelson. Each member of the Special Litigation Committee received cash compensation of $500 per meeting attended. The Special Litigation Committee completed its review in 2006.

CHANGE IN CONTROL ARRANGEMENTS; EMPLOYMENT CONTRACTS;
INDEMNIFICATION AGREEMENTS; CERTAIN PAYMENTS

On January 29, 2004, Patterson-UTI entered into change in control agreements with Messrs. Siegel, Talbott, Berns and Vollmer (each agreement, an “Agreement” and collectively, the “Agreements”; and each individual, an “Employee and collectively, the “Employees”). The Agreements were entered into to protect the Employees should a change in control occur, thereby encouraging the Employee to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.

In the event of a change in control of Patterson-UTI in which an Employee’s employment is terminated by Patterson-UTI other than for cause or by the Employee for good reason, the terms of the Agreement would entitle the Employee to, among other things:

•	a bonus payment equal to the greater of the highest bonus paid after the Agreement was entered into and the average of the two annual bonuses earned in the two fiscal years immediately preceding a change in control (such bonus payment prorated for the portion of the fiscal year preceding the termination date),

•	a payment equal to 2.5 times (in the case of Messrs. Siegel and Talbott) or 1.5 times (in the case of Messrs. Berns and Vollmer) of the sum of (1) the highest annual salary in effect for such Employee and (2) the average of the three annual bonuses earned by the Employee for the three fiscal years preceding the termination date, and

•	continued coverage under Patterson-UTI’s welfare plans for up to three years (in the case of Messrs. Siegel and Talbott) or two years (in the case of Messrs. Berns and Vollmer).

Each Agreement provides the Employee with a full gross-up payment for any excise taxes imposed on payments and benefits received under the Agreements or otherwise including other taxes that may be imposed as a result of the gross-up payment.

A change in control is principally defined by the Agreement as:

•	an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding Common Stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,

•	a change occurs in which the members of the Board of Directors as of the date of the Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or

•	a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding Common Stock of the newly combined or merged entity.

The Agreements terminate on the first to occur of:

•	the Employee’s death, disability or retirement,

•	the termination of the Employee’s employment, or

•	three years from the date the Agreement was signed although, unless otherwise terminated, the Agreements will automatically renew for successive twelve-month periods unless Patterson-UTI notifies the Employee at least 90 days before the expiration of the initial term or the renewal period, as applicable, that the term will not be extended. Patterson-UTI did not provide any such notification to the Employees before the expiration of the initial term.

All unvested stock options and restricted stock awards held by Named Executive Officers vest upon a change of control as defined by the underlying award agreements. All restricted stock awards held by Named Executive Officers contain provisions that in the event of termination due to death or disability, the Named Executive Officer would vest in a portion of the unvested restricted stock. See footnote 4 in the table below.

Patterson-UTI has entered into written letter agreements with each of Messrs. Siegel, Berns and Vollmer confirming and evidencing the existing agreements between Patterson-UTI and each of them pursuant to which Patterson-UTI has agreed to pay each such person within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI pursuant to the agreement evidenced in these letter agreements will reduce dollar for dollar any payment owed to such person, if any, pursuant to the change in control agreements discussed above.

Amounts that each of the Named Executive Officers would be entitled to under the existing agreements if a change in control were to occur as of December 31, 2006 are reflected in the following table:

	Cash Payments		Other Benefits
	Bonus	Salary and	Option	Stock	Continued
	Payment	Bonus	Awards	Awards	Benefits	Total
Name	($)(2)	($)(3)	($)(4)	($)(4)	($)(5)	($)

Cloyce A. Talbott	$1,000,000	$2,839,440	$54,532	$2,555,300	$5,439	$6,454,711
John E. Vollmer III	$1,250,000	$1,301,832	$27,268	$1,277,650	$2,908	$3,859,658
Mark S. Siegel	$1,650,000	$3,131,107	$54,532	$2,555,300	$—	$7,390,939
Kenneth N. Berns	$900,000	$1,036,832	$27,268	$1,277,650	$—	$3,241,750
A. Glenn Patterson(1)	—	—	$54,532	$1,858,400	—	$1,912,932

(1)	A. Glenn Patterson’s Agreement terminated when he ceased to be President and Chief Operating Officer in May 2006. The terms of his option and stock awards remained unchanged and such award agreements include a provision that unvested shares will automatically vest upon a change in control.

(2)	The assumed bonus payment is equal to the highest annual bonus paid after the Agreements were entered into.

(3)	The assumed salary and bonus payment represents 2.5 times (in the case of Messrs. Siegel and Talbott) or 1.5 times (in the case of Messrs. Berns and Vollmer) of the sum of the 2006 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2005, 2004 and 2003. Bonus amounts earned in 2006 were not considered in this calculation as they were not determined until subsequent to December 31, 2006.

(4)	Each of the Named Executive Officers’ option and stock award agreements provide that unvested options and awards will immediately vest upon a change in control. Amounts presented in the table represent the value of unvested option and stock awards using the market price of Patterson-UTI Common Stock at December 31, 2006. All restricted stock awards held by Named Executive Officers provide that in the event of termination of employment due to death or disability, the Named Executive Officer would vest in a portion of the unvested restricted stock. With respect to Messrs. Talbott and Siegel, such a termination at December 31, 2006 would have resulted in the accelerated vesting of 57,355 shares with a fair value of $1,332,357. With respect to Messrs. Vollmer and Berns, such a termination at December 31, 2006 would have resulted in the accelerated vesting of 28,677 shares with a fair value of $666,167. With respect to Mr. Patterson, such a termination would have resulted in the accelerated vesting of 53,713 shares with a fair value of $1,247,753.

(5)	Messrs. Talbott and Vollmer participate in the Company’s health and welfare plans as of December 31, 2006. The amounts presented represent the Company portion of the premiums for three years in the case of Mr. Talbott and two years in the case of Mr. Vollmer based on the rates in effect at December 31, 2006.

In May 2006, Patterson-UTI entered into an employment agreement with A. Glenn Patterson pursuant to which Patterson-UTI will employ Mr. Patterson for five years at an annual compensation of $250,000 per year.

Patterson-UTI has entered into an indemnification agreement with each of its Named Executive Officers and directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

CERTAIN TRANSACTIONS

In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elected to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 1,541,548 shares of Common Stock.

Mr. Siegel, Chairman of the Board of Patterson-UTI, is President and sole stockholder of REMY Investors, which is the general partner of REMY Capital. Mr. Berns, a director and Senior Vice President of Patterson-UTI, is an executive of REMY Investors.

In connection with Mr. Vollmer’s appointment as Chief Financial Officer, Patterson-UTI delivered a letter to Mr. Vollmer dated February 6, 2006 (the “Letter Agreement”). Pursuant to the Letter Agreement, Patterson-UTI agreed, to the extent permitted by law and provided that the applicable accounting restatement pending at that time did not result from Patterson-UTI’s material non-compliance with financial reporting requirements under the federal securities laws as a result of knowing misconduct by Mr. Vollmer:

•	Patterson-UTI is not entitled to and will not make any claim against Mr. Vollmer for reimbursement of any bonus or other incentive or equity based compensation received by him or any profits realized by him from the sale of securities of Patterson-UTI, under Section 304 of the Sarbanes-Oxley Act of 2002 (“Section 304”) on account of the restatement of any financial statements of Patterson-UTI covering any accounting period ending on or prior to September 30, 2005;

•	Patterson-UTI will not make any claim against Mr. Vollmer for any profits realized from the sale of securities of Patterson-UTI that were owned by him prior to his becoming Chief Financial Officer or were acquired by him on account of the exercise of options or the settling of restricted stock units that were held by him immediately prior to his becoming Chief Financial Officer, under Section 304 on account of the restatement of any financial statements of Patterson-UTI covering any period during which he was Chief Financial Officer; and

•	Patterson-UTI will indemnify Mr. Vollmer against all losses in connection with his defense of any claim against him under Section 304 in contravention of the two immediately preceding bullets, to the extent he is obligated to reimburse Patterson-UTI for any bonus or other incentive or equity compensation received by him or any profits realized by him for the sale of Patterson-UTI securities.

Notwithstanding court decisions that Patterson-UTI’s right to make any such claims appears doubtful, Patterson-UTI has entered into this agreement because of the breadth of language of Section 304 and the uncertainty as to how the statute may be interpreted by the courts in the future and the importance of Mr. Vollmer’s continued service as Chief Financial Officer.

Patterson-UTI operates certain oil and natural gas properties in which certain of Patterson-UTI’s affiliated persons have participated, either individually or through entities they control. These participations have typically been through working interests in prospects or properties Patterson-UTI originated or acquired. At December 31, 2006, affiliated persons were working interest owners in 281 of the 330 total wells Patterson-UTI operated. Patterson-UTI makes sales of working interests to reduce its economic risk in the properties. Generally, it is more efficient for Patterson-UTI to sell the working interests to these affiliated persons than to market them to unrelated third parties. Sales of working interests to affiliated parties were made at cost, comprised of Patterson-UTI’s costs of acquiring and preparing the working interests for sale plus a promote fee in some cases. These costs were paid by the working interest owners on a pro rata basis based upon their working interest ownership percentage. The price at which working interests were sold to affiliated persons was the same price at which working interests were sold to unaffiliated persons, except that in some cases the affiliated persons also paid a promote fee.

Production revenues and joint interest costs of each of the affiliated persons during 2006 for all wells operated by Patterson-UTI in which the affiliated persons have working interests are presented in the table below. These amounts do not necessarily represent their profits or losses from these interests because the joint interest costs do not include the parties’ related drilling and leasehold acquisition costs incurred prior to January 1, 2006. These activities resulted in a payable to the affiliated persons of approximately $1.5 million at December 31, 2006 and a receivable from the affiliated persons of approximately $1.6 million at December 31, 2006.

	Year Ended December 31, 2006
		Joint
	Production	Interest
Name	Revenues(1)	Costs(2)

Cloyce A. Talbott	$301,445	$95,074
Jana Talbott, Executrix to the Estate of Steve Talbott(3)	20,621	5,513
Stan Talbott(3)	8,597	4,043
John Evan Talbott Trust(3)	3,825	875
Lisa Beck and Stacy Talbott(3)	1,311,651	893,903
SSI Oil & Gas, Inc.(4)	225,360	181,970
IDC Enterprises, Ltd.(5)	13,741,205	12,829,963

Subtotal	15,612,704	14,011,341

A. Glenn Patterson(6)	125,390	40,104
Robert Patterson(6)	9,071	4,904
Thomas M. Patterson(6)	9,071	4,904

Subtotal	143,532	49,912

Total	$15,756,236	$14,061,253

(1)	Revenues for production of oil and natural gas, net of state severance taxes.

(2)	Includes leasehold costs, tangible equipment costs, intangible drilling costs, and lease operating expense billed during that period. All joint interest costs have been paid on a timely basis.

(3)	Stan Talbott, Lisa Beck, and Stacy Talbott are Mr. Talbott’s adult children. Steve Talbott is the deceased son of Mr. Talbott. John Evan Talbott is Mr. Talbott’s grandson.

(4)	SSI Oil & Gas, Inc. is beneficially owned 50% by Cloyce A. Talbott and directly owned 50% by A. Glenn Patterson.

(5)	IDC Enterprises, Ltd. is 50% owned by Cloyce A. Talbott and 50% owned by A. Glenn Patterson.

(6)	Through April 2006, A. Glenn Patterson was Patterson-UTI’s President and Chief Operating Officer. Robert and Thomas M. Patterson are A. Glenn Patterson’s adult children.

Historically Patterson-UTI has had a policy, set forth in various resolutions and recorded actions of the Board of Directors, pursuant to which the Board reviewed, approved and in limited cases ratified related party transactions, including use of the Patterson-UTI airplane by executive officers and family members, co-investment in oil and gas properties by executive officers and other persons related to them, the sale to or purchase from Patterson-UTI of goods and services by entities related to executive officers or directors and similar matters. In approving or disapproving such matters the Board considered whether they were in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, they were on commercial terms at least as favorable to Patterson-UTI as would otherwise be available from a third party. The related party transactions included transactions between Patterson-UTI or one of its subsidiaries and an executive officer, a director, an immediate family member of an executive officer or a director or any entity in which any of the foregoing had a 5% or greater interest or in which they were an executive officer or director.

Patterson-UTI is in the process of consolidating its policies and procedures with respect to related party transactions into a single written policy and including appropriate modifications in light of changing legal requirements.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 28, 2007, the stock ownership of (i) the Named Executive Officers, directors and Board nominees individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock.

	Amount and
	Nature of
Name of	Beneficial		Percent
Beneficial Owner	Ownership		of Class

Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
Barclays Global Investors, NA	19,232,171	(1)	12.3%
First Pacific Advisors, LLC	8,857,739	(2)	5.7%
Directors and Executive Officers:
Mark S. Siegel	2,645,781	(3)	1.7%
Cloyce A. Talbott	1,498,465	(4)	*
A. Glenn Patterson	1,132,481	(5)	*
Kenneth N. Berns	537,767	(6)	*
John E. Vollmer III	894,167	(7)	*
Robert C. Gist	122,772	(8)	*
Curtis W. Huff	66,880	(9)	*
Terry H. Hunt	44,800	(10)	*
Kenneth R. Peak	16,000	(11)	*
Nadine C. Smith	94,000	(12)	*
Charles O. Buckner	3,000	(13)	*
All directors and executive officers as a group	7,176,113	(14)	4.5%

*	indicates less than 1.0%

(1)	Based solely on a Schedule 13G filed jointly by Barclays Global Investors, NA (“Barclays Investors”), Barclays Global Fund Advisors (“Barclays Advisors”), Barclays Global Investors, Ltd. (“Barclays Ltd.”), Barclays Global Investors Japan Trust and Banking Company Limited (“Barclays Japan Trust”) and Barclays Global Investors Japan Limited (“Barclays Japan”) with the Securities and Exchange Commission on January 23, 2007. According to the report, Barclays Investors has sole voting power with respect to 12,049,144 shares and sole dispositive power with respect to 14,595,090 shares. Barclays Advisors has sole voting and dispositive power with respect to 2,034,170 shares. Barclays Ltd. has sole voting and dispositive power with respect to 1,801,995 shares. Barclays Japan Trust has sole voting and dispositive power with respect to 213,185 shares. Barclays Japan has sole voting and dispositive power with respect to 587,731 shares. The address of the principal business office of Barclays Investors and Barclays Advisors is 45 Fremont Street, San Francisco, California 94105. The address of the principal business office of Barclays Ltd. is Murray House, 1 Royal Mint Court, London EC3N 4HH. The address of the principal business office of Barclays Japan Trust and Barclays Japan is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-0012. The address of the principal business office of Barclays Japan is Ebisu Prime Square Tower 8th Floor, 1-1-39 Hiroo Shibuya-Ku, Tokyo, Japan 150-0012.

(2)	Based solely on a Schedule 13G jointly filed by First Pacific Advisors, LLC (“First Pacific”), Robert L. Rodriguez and J. Richard Atwood with the Securities and Exchange Commission on February 14, 2007. According to the report, First Pacific has shared voting power with respect to 3,294,739 shares and shared dispositive power with respect to 8,857,739 shares. Robert L. Rodriguez has shared voting power with respect to 8,857,739 shares and shared dispositive power with respect to 3,294,739 shares. J. Richard Atwood has shared voting power with respect to 8,857,739 shares and shared dispositive power with respect to 3,294,739 shares. Robert L. Rodriguez and J. Richard Atwood are each part owners and managing members of First Pacific and are deemed to beneficially own 8,857,739 shares of Patterson-UTI owned by First Pacific’s clients. Robert L. Rodriguez and J. Richard Atwood disclaim beneficial ownership of the securities owned by First Pacific’s clients. The address of the principal business office of First Pacific and of Robert L. Rodriguez and J. Richard Atwood is 11400 West Olympic Blvd., Suite 1200, Los Angeles, CA 90064.

(3)	Mr. Siegel is the President and sole stockholder of REMY Investors, which is the general partner of REMY Capital Partners III, L.P. (“REMY Capital”). The Common Stock beneficially owned by Mr. Siegel includes 1,541,548 shares of Common Stock owned by REMY Capital. The Common Stock beneficially owned by Mr. Siegel also includes stock options held by Mr. Siegel, which are presently exercisable or become exercisable within sixty days, to purchase 884,233 shares of Common Stock, but does not include 591,667 shares underlying stock options held by Mr. Siegel that are not presently exercisable and will not become exercisable within sixty days. Includes 135,000 shares of unvested restricted Common Stock held by Mr. Siegel, over which he presently has voting power.

(4)	Includes shares underlying stock options held by Mr. Talbott, which are presently exercisable or become exercisable within sixty days, to purchase 1,128,333 shares. Does not include shares underlying stock options held by Mr. Talbott to purchase 591,667 shares each that are not presently exercisable and will not become exercisable within sixty days. Includes 135,000 shares of unvested restricted Common Stock held by Mr. Talbott, over which he presently has voting power.

(5)	Includes shares underlying stock options held by Mr. Patterson, which are presently exercisable or become exercisable within sixty days, to purchase 982,333 shares. Does not include shares underlying stock options held by Mr. Patterson to purchase 41,667 shares each that are not presently exercisable and will not become exercisable within sixty days. Includes 55,000 shares of unvested restricted Common Stock held by Mr. Patterson, over which he presently has voting power.

(6)	Includes shares underlying stock options held by Mr. Berns, which are presently exercisable or become exercisable within sixty days, to purchase 437,767 shares. Does not include 295,833 shares underlying stock options that are not presently exercisable and will not become exercisable within sixty days. Includes 67,500 shares of unvested restricted Common Stock held by Mr. Berns, over which he presently has voting power. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.

(7)	Includes shares underlying stock options held by Mr. Vollmer, which are presently exercisable or become exercisable within sixty days, to purchase 814,167 shares. Does not include 295,833 shares underlying stock options held by Mr. Vollmer that are not presently exercisable and will not become exercisable within sixty days. Includes 67,500 shares of unvested restricted Common Stock held by Mr. Vollmer, over which he presently has voting power.

(8)	Includes shares underlying stock options held by Mr. Gist, which are presently exercisable or become exercisable within sixty days, to purchase 65,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Gist that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Gist, over which he presently has voting power.

(9)	Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 30,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Huff that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Huff, over which he presently has voting power.

(10)	Includes 800 shares of Common Stock owned by Mr. Hunt’s mother-in-law, over which Mr. Hunt presently has shared voting power. Includes shares underlying presently exercisable stock options held by Mr. Hunt to purchase 30,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Hunt that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Hunt, over which he presently has voting power.

(11)	Includes shares underlying presently exercisable stock options held by Mr. Peak to purchase 10,000 shares. Does not include 10,000 shares underlying stock options held by Mr. Peak that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Peak, over which he presently has voting power.

(12)	Includes shares underlying stock options held by Ms. Smith, which are presently exercisable or become exercisable within sixty days, to purchase 65,000 shares. Does not include 10,000 shares underlying stock options held by Ms. Smith that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Ms. Smith, over which she presently has voting power.

(13)	Does not include 10,000 shares underlying stock options held by Mr. Buckner that are not presently exercisable and will not become exercisable within sixty days. Includes 3,000 shares of unvested restricted Common Stock held by Mr. Buckner, over which he presently has voting power.

(14)	Includes shares underlying stock options, which are presently exercisable or become exercisable within sixty days, to purchase 4,446,833 shares of Common Stock. Does not include shares underlying stock options to purchase 1,876,667 shares held by such individuals that are not presently exercisable and will not become exercisable within sixty days. Includes 800 shares of Common Stock over which a director presently has shared voting power. Includes an aggregate of 448,000 shares of unvested restricted Common Stock held by certain directors and executive officers, over which they presently have voting power.

Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.

The Audit Committee has reviewed and discussed the audited financial statements with management and Patterson-UTI’s independent auditors.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of the Patterson-UTI’s audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Audit Committee of the Board of Directors:

Curtis W. Huff, Chairman
Charles O. Buckner
Terry H. Hunt
Nadine C. Smith

PricewaterhouseCoopers Fees for Fiscal Years 2006 and 2005

In 2006 and 2005, Patterson-UTI and its subsidiaries incurred fees for services provided relating to (i) professional services rendered for the audit of Patterson-UTI’s annual financial statements, review of quarterly financial statements, and assessment of Patterson-UTI’s internal controls over financial reporting, (ii) professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of Patterson-UTI’s financial statements, (iii) professional services rendered for tax compliance, advice and planning, and (iv) products and services provided by PricewaterhouseCoopers LLP.

	Fees Incurred in	Fees Incurred in
	Fiscal Year	Fiscal Year
Description	2006	2005

Audit fees	$1,228,500	$2,396,000
Tax fees	38,000	83,000
All other fees	1,600	1,600

Total	$1,268,100	$2,480,600

The Audit Committee approves the appointment of the independent registered public accounting firm. The Audit Committee or Mr. Huff, as Chairman of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Mr. Huff approves any such engagement, he discusses such approval with the Audit Committee at its next meeting.

Fiscal 2006

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2006 consisting of the examination of Patterson-UTI’s consolidated financial statements, quarterly reviews of Patterson-UTI’s interim financial statements and services to assess Patterson-UTI’s internal control over financial reporting. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” includes other non-audit related matters. The Audit Committee or Mr. Peak, as Chairman of the Audit Committee during fiscal 2006, approved all of the services described above.

Fiscal 2005

“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2005 consisting of the examination of Patterson-UTI’s consolidated financial statements, quarterly reviews of Patterson-UTI’s interim financial statements, services to assess Patterson-UTI’s internal control over financial reporting and for the restatement of financial statements for prior years and the first three quarterly periods of 2005. “Tax fees” include federal, state, local and foreign tax compliance and related matters. “All other fees” includes other non-audit related matters. The Audit Committee or Mr. Peak, as Chairman of the Audit Committee during fiscal 2005, approved all of the services described above.

The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Patterson-UTI’s officers and directors and persons who own more than 10 percent of a registered class of Patterson-UTI’s equity securities, to file reports of ownership and changes in ownership with the SEC. Each of these persons is required by SEC regulation to furnish Patterson-UTI with copies of Section 16(a) filings.

Based solely on its review of copies of such forms received by it, Patterson-UTI believes that, during the year ended December 31, 2006, its officers, directors and beneficial owners of more than ten percent of a registered class of its equity securities complied with all applicable filing requirements.

Other Business

As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2008 Annual Meeting

All proposals submitted by stockholders for presentation at the 2008 annual meeting must comply with the SEC’s rules regarding shareholder proposals. In addition, Patterson-UTI’s bylaws provide that for business to be properly brought before an annual meeting by a stockholder, the stockholder, in addition to any other applicable requirements, must be a stockholder of record on the date of the giving of the notice provided for below and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2008 annual meeting, a stockholder’s notice must be delivered to or mailed and received at Patterson-UTI’s principal executive offices not earlier than February 8, 2008 and not later than March 8, 2008; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after June 7, 2008, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or public disclosure of the annual meeting date was made, whichever occurs first.

A stockholder’s notice to the Secretary of Patterson-UTI shall set forth:

•	a brief description of each matter desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting,

•	the name and record address of the stockholder proposing such business,

•	the class and number of shares of Patterson-UTI that are beneficially owned by the stockholder,

•	any material interest of the stockholder in such business, and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the stockholder has not provided timely written notice as required by the Patterson-UTI bylaws.

Any proposal by a stockholder to be presented at Patterson-UTI’s 2008 annual meeting of stockholders must be received by Patterson-UTI no later than February 8, 2008, in order to be eligible for inclusion in Patterson-UTI’s proxy statement and proxy used in connection with the 2008 annual meeting.

Patterson-UTI reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Annual Report

You are referred to Patterson-UTI’s annual report to stockholders with a copy of its Annual Report on Form 10-K, for the year ended December 31, 2006, filed with the SEC, enclosed herewith for your information. The annual report to stockholders is not incorporated in this proxy statement and is not to be considered part of the soliciting material.

PATTERSON-UTI ENERGY, INC.

▪	You can now vote your shares electronically through the Internet or the telephone.
▪	This eliminates the need to return the proxy card.
▪	Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card.
TO VOTE YOUR PROXY BY INTERNET
www.continentalstock.com
Have your proxy card in hand when you access the above website. You will be prompted to enter the company number, proxy number and account number to create an electronic ballot. Follow the prompts to vote your shares.
TO VOTE YOUR PROXY BY TELEPHONE
1-866-894-0537
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter the company number, proxy number and account number. Follow the voting instructions to vote your shares.
TO VOTE YOUR PROXY BY MAIL
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.
PLEASE DO NOT RETURN THE CARD BELOW IF YOU VOTED
ELECTRONICALLY
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY BY MAIL
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED BY THE PROXIES IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXIES WILL VOTE “FOR” THE NOMINEES FOR ELECTION AS DIRECTORS NOTED BELOW.

Please mark your votes like this	☒

1.	ELECTION OF BOARD OF DIRECTORS.	FOR all nominees listed below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐
Nominees for election to the Board of Directors: 01 Mark S. Siegel, 02 Cloyce A. Talbott, 03 Kenneth N. Berns, 04 Charles O. Buckner, 05 Curtis W. Huff, 06 Terry H. Hunt and 07 Kenneth R. Peak.
(INSTRUCTION: To withhold authority to vote for any one or more individual nominees, write the name of each such nominee in the space provided below.)

2.	Ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

IF YOU WISH TO VOTE ELECTRONICALLY, PLEASE READ THE INSTRUCTIONS ABOVE.
COMPANY ID:
PROXY NUMBER:
ACCOUNT NUMBER:

Signature	Signature	Date

NOTE: Please sign exactly as your name or names appear on this card. Joint owners should each sign personally. When signing as attorney, executor, administrator, personal representative, trustee or guardian, please give your full title as such. For a corporation, partnership or other entity, please sign in the full corporate name by the President or other authorized officer or the full partnership or other entity name by an authorized person, as the case may be. (Please mark, sign, date, and return this proxy in the enclosed envelope.)

Your Vote is Important!
Follow Instructions on The Reverse Side.
PLEASE VOTE
▼ FOLD AND DETACH HERE ▼

PROXY	PROXY
PATTERSON-UTI ENERGY, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2007
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned stockholder of Patterson-UTI Energy, Inc. (the “Company”) hereby appoints Mark S. Siegel, Cloyce A. Talbott and John E. Vollmer III, and each of them, proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the annual meeting of stockholders of the Company to be held Thursday, June 7, 2007, at 10:00 a.m., local time, at the corporate offices of Patterson-UTI Energy, Inc., 4510 Lamesa Highway, Snyder, Texas, 79549, and at any and all adjournments thereof, with the same force and effect as if the undersigned were personally present. The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed by the undersigned on the reverse side of this proxy card. If no directions are made, the Proxies will vote “FOR” the nominees for directors set forth on the reverse side.
Please mark, sign, date and return this proxy card promptly using the enclosed envelope, or follow the instructions on the reverse side to vote your shares by Internet or by telephone.
(continued on the reverse side)